Exhibit 99.1

VCA Inc. Announces Closing of Acquisition of Majority Interest in Companion Animal Practices, North America

Acquisition Adds 56 Animal Hospitals to VCA’s North American Network of Animal Hospitals

LOS ANGELES--(BUSINESS WIRE)--May 2, 2016--VCA Inc. (NASDAQ Global Select Market: WOOF), a leading animal healthcare company in the United States and Canada, announced today the closing of its previously announced acquisition of an 80% ownership interest in Companion Animal Practices, North America (CAPNA). CAPNA, located in Las Vegas, Nevada operates a network of 56 free standing animal hospitals. VCA previously announced an agreement to acquire a majority interest in CAPNA on February 29, 2016.

Bob Antin, Chairman and Chief Executive Officer of VCA, stated, “We are pleased to have completed the acquisition of a majority interest in CAPNA and very excited to welcome CAPNA’s 56 hospitals and its 2000+ dedicated employees to the VCA family. With the addition of CAPNA’s network of hospitals, VCA now owns, operates or manages 762 animal hospitals throughout the United States and Canada.”

RBC Capital Markets, LLC served as the exclusive financial advisor to CAPNA. Akin Gump Strauss Hauer & Feld served as legal counsel to VCA Inc. and Gibson Dun represented CAPNA in the transaction.

About CAPNA

CAPNA is a national group of high quality companion animal practice owners that believe that the improved practice of medicine and surgery is the key to success in veterinary medicine. Founded in 2010 with the merger of 17 hospitals in 10 states, CAPNA has grown to 56 hospitals operating in 18 states. For more information on CAPNA, visit its website at www.capna.biz.

About VCA Inc.

VCA is a leading animal healthcare company with operations in the United States and Canada. Through VCA Animal Hospitals, VCA owns, operates and manages the largest network of free-standing veterinary hospitals in the United States and Canada, while its Antech Diagnostics division operates the preeminent network of veterinary exclusive clinical laboratories in North America. VCA also supplies diagnostic imaging equipment to the veterinary industry through its Sound™ division, and through Camp Bow Wow franchises a premier provider of pet services including dog day care, overnight boarding, grooming, and other ancillary services at specially designed pet care facilities. For further information on VCA and its various businesses, visit its website at www.vca.com.

Source: VCA Inc.

CONTACT:
For CAPNA:
Dennis Law
801.631.5844
dlaw@capna.biz
or
For VCA:
Tom Fuller
310.571.6505
tom.fuller@vca.com